Exhibit 10.12

FORM OF

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT  (“Agreement”) is made and entered into by and between AV Homes, Inc. (“Company”) and ______________________ (“Executive”) to amend that certain Executive Employment Agreement dated ___________________ (the “Agreement”).  The parties to the Agreement wish to amend the provisions of the Agreement providing for an annual stock bonus to permit flexibility in the terms of such bonus award from year to year.

1.Amendment of Section 6.1.    The parties agree that Section 6.1 of the Agreement shall be amended to read in its entirety as follows:

“6.1Equity Awards.  Executive shall be eligible to receive an annual equity award with a targeted amount equal to or greater than ___% of Base Salary in effect at the time of grant, which equity award shall be in such form and have such terms as the Compensation Committee may determine from time to time.    Any such equity awards will also be subject to the terms and conditions of the Company’s then-current equity incentive plan.”

2.Amendment Limited.  This Amendment shall not amend or modify the terms of the Agreement, except to the extent expressly set forth above, which Agreement, as amended hereby, shall remain in full force and effect.

3.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

Date:	“Company”
AV HOMES, INC.

By:
Its:

Date:	“Executive”

[Executive]